EX-FILING FEES

CALCULATION OF FILING FEE TABLES

S-3

MORGAN STANLEY

Submission Type: 424B2

SEC File No. 333-275587

Final Prospectus: True

Filing Fee: 0

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $12,319,000.00. The prospectus is a final prospectus for the related offering.